[Sandler O’Neill Letterhead]

November 7, 2014

Via EDGAR and Email

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Re:          First Northwest Bancorp, Port Angeles, Washington
Registration Statement on Form S-1 (Commission File No. 333-185101)
Request for Acceleration of Effectiveness

Ladies and Gentlemen:

In accordance with Rule 461 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, we hereby join First Northwest Bancorp in requesting the above-referenced Registration Statement on Form S-1 be declared effective at 11:00 a.m. on Wednesday, November 12, 2014, or as soon thereafter as practicable.

Sincerely,

/s/Jennifer A. Docherty

Jennifer A. Docherty
Authorized Signatory

cc:           Josh Samples, Esquire, Division of Corporation Finance, Securities and Exchange
     Commission
Christina Harley, Staff Attorney, Securities and Exchange Commission
Gus Rodriguez, Staff Accountant, Securities and Exchange Commission